Exhibit 99.1

Metromedia International Group, Inc. Announces Interest Payment on its Senior Discount Notes; Announces Delay in Filing 2003 Form 10-K

    CHARLOTTE, N.C.--(BUSINESS WIRE)--March 31, 2004--Metromedia International Group, Inc. (the "Company" or "MIG") (currently traded as: OTCPK:MTRM - Common Stock and OTCPK:MTRMP - Preferred Stock), the owner of interests in various communications and media businesses in Russia, Eastern Europe and the Republic of Georgia, today announced the following:

    -- The Company remitted $7.98 million to U.S. Bank Corporate Trust Services, the trustee of its $152.0 million 10 1/2 % Senior Discount Notes due 2007, thereby making the required semi-annual interest payment that was due on March 30, 2004;

    -- The Company also announced today that it has not completed in a timely manner the preparation of its Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the "2003 Form 10-K"), including the finalization of its annual audited financial statements; and

    -- The Company will not file a Form 12b-25, Notification of Late Filing, with the SEC, since it cannot predict with certainty at this time when it will file its 2003 Form 10-K with the SEC.

    In making these announcements, Ernie Pyle, Executive Vice President and Chief Financial Officer of the Company, commented: "The timely payment of our current interest obligation reflects the much improved liquidity position that we have developed over the preceding twelve months. The delay in filing our 2003 Form 10-K, however, is a less favorable consequence of the significant events we have experienced during that same period and overshadows the significant improvements in the financial reporting workflow processes we have implemented. Despite the best efforts of our much downsized and relatively new corporate finance staff, we were unable to complete all of the required work in time to meet the Form 10-K filing deadline. However, we are fully committed to filing the 2003 Form 10-K as promptly as possible and apologize for any difficulties this delay might cause our investors."
    Mr. Pyle further commented: "Our overarching goals were to end 2003 with improved liquidity, a restructured organization and a much simplified and more narrowly focused company. While we believe we have achieved nearly all of these goals with respect to the business operations themselves, the accounting for and auditing of these fundamental changes to the Company have proven to be unusually time consuming tasks. We have had to resolve a considerable number of historical issues as well as account for the substantial restructuring we've undertaken. This workload fell to a much smaller finance team that was itself in transition. The difficult matters arising during the fourth quarter of 2003 in the Republic of Georgia have further aggravated this situation. As a result, we missed our financial reporting deadlines throughout 2003 and will now be late in filing our 2003 Form 10-K. Upon the completion and filing of the 2003 Form 10-K, however, I believe that most of the difficult accounting and disclosure work associated with our restructuring will be behind us."

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns communications and media businesses in Russia, Eastern Europe and the Republic of Georgia. These include mobile and fixed line telephony businesses, wireless and wired cable television networks and radio broadcast stations. The Company has focused its principal attentions on continued development of its core telephony businesses in Russia and the Republic of Georgia, while undertaking a program of gradual divestiture of its non-core media businesses. The Company's remaining non-core media businesses consist of nineteen radio businesses operating in Finland, Hungary, Bulgaria, Estonia, Latvia and the Czech Republic and one cable television network in Lithuania. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in the Republic of Georgia.

    Please visit our website at www.metromedia-group.com.

    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the Company's ability to complete its 2003 annual audit, file its 2003 Form 10-K with the SEC, meet its future SEC public filing and reporting requirements and continue to meet its future operating and debt service obligations on a timely basis. Other factors that could cause or contribute to such risks and uncertainties include, but are not limited to the Company's ability to achieve expected performance targets for its core telephony businesses, consummate divestitures of its remaining non-core businesses at satisfactory prices, continue to receive dividends from its core business operations, undertake and successfully complete a capital restructuring of the Company's $152.0 million 10 1/2% Senior Discount Notes and/or the Company's preferred stock, complete a reorganization of its internal support processes and meet its targeted level of overhead expenditures, changes in general economic and business conditions, unanticipated effects of competition, changes in technology and methods of marketing, and various other factors beyond the Company's control, including the current investigation that the Company's outside counsel is conducting in regards to allegations made by two Georgian individuals of possible illegal conduct of Company personnel, the recent reviews of Magticom's interconnect arrangements by Georgian authorities, the potential for charges to be brought against Magticom and/or its senior executives and the current actions taken against Dr. George Jokhtaberidze (co-founder and majority owner of Magticom and son-in-law of former Georgian president Eduard Shevardnadze). This also includes such factors as are described from time to time in the SEC reports filed by the Company, including its most recently filed Form 8-K reports, quarterly report on Form 10-Q and the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002. The Company is not under, and expressly disclaims, any obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.

    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7380, Ext. # 103
             investorrelations@mmgroup.com